                                                                   Exhibit 10.9


                    EMPLOYMENT AGREEMENT OF JOSEPH A. MOLLICA

                  This employment agreement (the "Agreement") is made and entered into as of the 26th day of February, 2001, by and between Pharmacopeia, Inc., (hereinafter the "Company"), and Joseph A. Mollica, Ph.D. (hereinafter "Dr. Mollica").

                                    RECITALS

                  WHEREAS, Dr. Mollica has been employed by the Company as Chief Executive Officer of Pharmacopeia, Inc. ("Chief Executive Officer"), most recently under the terms of a three year agreement dated December 16, 1997;

                  WHEREAS, the Company desires to continue to employ Dr. Mollica to render services during the term of this Agreement in the capacity of Chief Executive Officer on the terms set forth in this Agreement;

                  WHEREAS, Dr. Mollica desires to render services during the term of this Agreement in the capacity of Chief Executive Officer on the terms set forth in this Agreement;

                  NOW, THEREFORE, in consideration of their mutual promises and intending to be legally bound, the parties agree as follows:

                  1.       EMPLOYMENT.

                           a.       The Company agrees to employ Dr. Mollica as
Chief Executive Officer upon the terms and conditions set forth in this Agreement.

                           b.       Dr. Mollica's duties, powers and
responsibilities as Chief Executive Officer shall be those which are customary for such position, as may be determined from time to time by the Board of Directors of the Company ("the Board"). Dr. Mollica agrees to perform and discharge such duties well and faithfully and to be subject to the supervision and direction of the Board.

                           c.       The position of Chief Executive Officer is a
full-time position. Dr. Mollica agrees to devote his full time effort, attention, and energies to this position. Dr. Mollica will not render any professional services or engage in any activity which might be competitive with, adverse to the best interest of, or create the appearance of a conflict of interest with the Company. The Company acknowledges that Dr. Mollica currently serves on the following boards: Nexell Therapeutics, Genecor International, Impath, and Neurocrine Biosciences, Inc. Prior to serving on any additional board of directors, Dr. Mollica shall obtain the written permission of the Board, which shall not be unreasonably withheld. Dr. Mollica agrees to abide by the policies, and rules and regulations of the Company as they may be amended from time to time.

                  2.       TERM.

                           a.       The employment of Dr. Mollica as Chief
Executive Officer under this Agreement is for an initial term of three years beginning February 2, 2001.

                           b.       Unless earlier terminated under the
provisions of this Agreement, this Agreement will renew automatically for successive one year periods at the conclusion of the initial term and any succeeding renewal terms (collectively, the "Term"), unless either party notifies the other in writing, at least one year in advance, of its intention not to renew the Agreement at the expiration of the initial or renewal term.

                  3.       COMPENSATION.

                           a.       For his services under this Agreement as
Chief Executive Officer, Dr. Mollica will be paid by the Company an initial base salary of Four Hundred Eighty-five Thousand Dollars ($485,000) per year ("Base Salary"). The Base Salary will be paid in equal installments, less normally applicable payroll deductions, in accordance with the Company's regular payroll schedule. Dr. Mollica's compensation will be reviewed on or before February 28 of each year to determine whether his compensation level shall be adjusted in a matter commensurate with his performance in the prior year of service.

                           b.       Dr. Mollica shall participate in the
Company's Bonus Program for Senior Management, which may provide an annual bonus target of fifty (50) percent of Dr. Mollica's Base Salary, as determined in accordance with the Company's existing compensation policy, or such other amount as the Board shall establish. Such amounts payable to Dr. Mollica under the bonus program shall be referred to herein as the "Incentive Bonus." Incentive Bonuses will be paid on March 1 of each year, provided Dr. Mollica is employed or is receiving severance payments on that date.

                           c.       From time to time, Dr. Mollica may be
granted the option to purchase Company stock under the terms of the Company's 1994 Incentive Stock Option Plan, or similar employee stock option plans in effect from time to time. Such stock option grants shall be subject to the terms of the applicable stock option plan(s) then in effect.

                  4. TERMINATION; RESIGNATION; PERMANENT DISABILITY; DEATH. Dr. Mollica's employment as Chief Executive Officer may be terminated at any time by action of the Board for any reason. In the event of termination of his employment, the Company shall have no liability to Dr. Mollica as Chief Executive Officer for compensation or benefits except as specified in this
Section 4 or as required by the Company's benefits policy.

                           a.       INVOLUNTARY TERMINATION WITHOUT CAUSE. If

Dr. Mollica's employment as Chief Executive Officer is terminated involuntarily by the Board, without cause, during the Term, the Company shall:

                           (1) Pay Dr. Mollica all compensation and benefits accrued, but unpaid, up to the date of his termination. Dr. Mollica's Incentive Bonus for the calendar year in which his employment is terminated shall be paid on a pro rata basis, based on the percentage of target bonuses set by the Company's Board of Directors.

                           (2) Continue to pay Dr. Mollica each month, for a period of up to twenty-four (24) months, an amount equal to one twelfth of his annual Base Salary in effect as of the date of termination. These payments shall continue until the date Dr. Mollica accepts comparable employment (defined as receiving total compensation equal to at least seventy-five (75) percent of his final total compensation from the Company), whether as an employee, consultant, partner, independent contractor or in any other capacity with another business entity. Dr. Mollica shall continue to be eligible for pro rata Incentive Bonuses for the period during which he is receiving payments under this Section 4(a)(2). The Company will maintain Dr. Mollica's group medical coverage during the period he is receiving payments under this Section 4(a)(2).

                           (3) Any unvested stock options which were granted to Dr. Mollica prior to the date of this Agreement shall immediately vest upon the date of termination of his employment with the Company. The expiration date of the exercise period for such options shall be the earlier of: i) thirty (30) days following the date of the final payment made pursuant to Section 4(a)(2), or ii) the tenth (10th) anniversary of the date of grant. All vested options shall be exercisable pursuant to the terms of the stock option agreement(s) under which the options were granted.

                           b.       TERMINATION BY DR. MOLLICA FOR GOOD REASON.
In the event Dr. Mollica terminates this Agreement with at least ninety (90) days' written notice and for "Good Reason" as defined below during the Term, he shall be entitled to receive the benefits provided in Section 4(a) above. For purposes of this Section 4(b), "Good Reason" shall mean the occurrence of any of the following events: i) Dr. Mollica's removal as Chief Executive Officer of the Company; ii) if, as a result of the Company's relocation, Dr. Mollica is required to relocate his residence outside the New Jersey area; iii) a reduction of more than fifteen (15) percent of Dr. Mollica's base salary, unless made simultaneously with a similar reduction of the base salaries of all the Company's executive officers; iv) the sale, consolidation, change in control, merger or affiliation of the Company that materially changes Dr. Mollica's duties, title or responsibility.

                           c.       TERMINATION FOR CAUSE. If Dr. Mollica's
employment is terminated as Chief Executive Officer for "Cause" as defined below during the Term, the Company shall pay Dr. Mollica all accrued, but unpaid, compensation and benefits which are then due and owing as of the date of his termination. He shall not be entitled to receive a pro rata Incentive Bonus for the calendar year in which the termination occurs, or any of the amounts specified in Section 4(a). The Company shall have the right to setoff any amounts due to Dr,

Mollica by any amounts owed by Dr. Mollica to the Company at the time Dr. Mollica's employment terminates and he hereby authorizes the Company to make this setoff.

                           Dr. Mollica's employment may be terminated for
"Cause" at any time upon delivery of written notice to Dr. Mollica. "Cause" means the occurrence of any of the following events: i) any gross failure on the part of Dr. Mollica (other than by reason of disability as provided in Section 4(d)) to faithfully and professionally carry out his duties or to comply with any other material provision of this Agreement, which failure continues after written notice thereof by the Board, provided that the Board shall not be required to provide such notice in the event that such failure (A) is not susceptible to remedy or (B) relates to the same type of acts or omissions as to which such notice has been given on a prior occasion; ii) Dr. Mollica's dishonesty (which shall include without limitation any misuse or misappropriation of the Company's assets), or other willful misconduct (including without limitation any conduct on the part of Dr. Mollica intended to or likely to injure the business of the Company); iii) Dr. Mollica's conviction for any felony or for any other crime involving moral turpitude, whether or not relating to his employment; iv) Dr. Mollica's insobriety or use of drugs, chemicals or controlled substances either (A) in the course of performing his duties and responsibilities under this Agreement, or (B) otherwise affecting the ability of Dr. Mollica to perform the same; v) Dr. Mollica's failure to comply with a lawful written direction of the Board; or vi) any wanton and willful dereliction of duties by Dr. Mollica. The existence of any of the foregoing events or conditions shall be determined by the Board in the exercise of its reasonable judgment.

                           d.       VOLUNTARY RESIGNATION. In the event that Dr.
Mollica shall voluntarily resign as Chief Executive Officer:

                                    (1)      Dr. Mollica shall provide the
                                             Company's Board of Directors with
                                             ninety (90) days' advance written
                                             notice of his intention to resign
                                             voluntarily.

                                    (2)      Following the effective date of his
                                             resignation, the Company shall be
                                             relieved of all other obligations
                                             to pay compensation to Dr. Mollica,
                                             except that the Company shall
                                             immediately pay Dr. Mollica all
                                             accrued, but unpaid, Base Salary
                                             and any other unpaid expenses or
                                             expense reimbursement. Dr. Mollica
                                             shall be entitled to receive a pro
                                             rata Incentive Bonus for the
                                             calendar year in which his
                                             resignation becomes effective.

                           e.       DISABILITY. If Dr. Mollica becomes disabled
for more than one hundred eighty (180) days in any twelve (12) month period, the Company shall have the right to terminate his employment without further liability upon written notice to Dr. Mollica. Dr. Mollica shall be deemed disabled for purposes of this Agreement either (i) if he is deemed disabled for purposes of any long-term disability insurance policy paid for by the Company and at the time in effect, or (ii) if in the exercise of the Company's reasonable judgment, due to accident, mental or physical illness, or any other reason, he cannot perform his duties as Chief

Executive Officer. In the event the Company shall terminate Dr. Mollica due to disability, as described above, Dr. Mollica shall be entitled to receive the benefits set forth in Section 4(a), reduced by the amount of any disability plan or insurance benefit paid to him.

                           f. DEATH. In the event of the death of Dr. Mollica, this Agreement shall automatically terminate and any obligation to continue to pay compensation and benefits shall cease as of the date of his death.

                           g.       CERTAIN ADDITIONAL PAYMENTS. If any of the
benefits or payments under this Agreement, or under any other agreement with or plan of the Company (in the aggregate, the "Total Payments"), will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code, the Company shall pay Dr. Mollica in cash an additional amount (the "Gross-Up Payment") such that the net amount retained by Dr. Mollica after deduction of any Excise Tax upon the Total Payments and any federal, state and local income tax and Excise Tax upon the Gross-Up Payment provided for by this Section 4(g) shall be equal to the Total Payments. Such payments shall be made by the Company to Dr. Mollica as soon as practical following a determination that any of the Total Payments will be subject to the Excise Tax, but in no event beyond thirty
(30) days from such date.

                           All determinations required to be made under this
Section 4(g), including whether any of the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax, shall be made by a nationally recognized accounting firm (the "Accounting Firm") mutually acceptable to the parties. The Accounting Firm shall provide detailed supporting calculations both to the Company and to Dr. Mollica within 10 days after a request for such determinations are made by Dr. Mollica or the Company. Any such determination by the Accounting Firm shall be binding upon the Company and Dr. Mollica. For purposes of determining the amount of the Gross-Up Payment, Dr. Mollica shall be deemed to pay Federal, state and local income taxes at the highest marginal rates applicable to Dr. Mollica as of the date of the determination.

                  5. BOARD MEMBERSHIP. As Chief Executive Officer, Dr. Mollica shall at all times be nominated by the Board to serve on the Company's Board of Directors, subject to election by the stockholders.

                  6. VACATION AND HOLIDAY. Dr. Mollica shall be entitled vacation each year, in accordance with the Company's standard vacation policy, and to those holidays observed by the Company. As an essential employee of the Company, Dr. Mollica shall schedule his vacation and holiday observances so as not to interfere with the performance of his duties as Chief Executive Officer.

                  7. HEALTH INSURANCE; LIFE INSURANCE; OTHER FRINGE BENEFITS. Dr. Mollica shall be entitled to the benefit of such group medical, accident and long-term disability insurance as the Company shall make available from time to time to its executive employees.

                  8. SEPARATION BENEFITS INSURANCE. During the Term of this Agreement and the period during which Dr. Mollica is receiving payments under Section 4(a)(2), the Company will reimburse Dr. Mollica for the cost of obtaining term life insurance in an amount equal to two times his Base Compensation, subject to a maximum annual reimbursement of Twenty Thousand Dollars ($20,000).

                  9. PROFESSIONAL EXPENSES. Dr. Mollica will be reimbursed in accordance with the Company's policy and procedure for the reasonable costs of properly documented professional and business related travel expenses required in the course of his employment. The Company will also pay for appropriate professional dues and memberships, which must be approved in advance by the Board.

                  10. INDEMNIFICATION. The Company agrees to indemnify Dr. Mollica to the fullest extent permitted by Delaware law, including mandatory advancement of costs allowed by law.

                  11. TAXES. Dr. Mollica will be responsible for the payment of any tax liability incurred as a result of this Agreement. The Company may withhold tax on any payments or benefits provided to his as required by law or regulation.

                  12. CONFIDENTIAL INFORMATION. Except as reasonably necessary to perform his duties as Chief Executive Officer, Dr. Mollica agrees not to reveal to any other person or entity or use for his own benefit any confidential information of or about Company or its operations, both during and after his employment under this Agreement, including without limitation marketing plans, financial information, key personnel, employees' salaries and benefits, customer lists, pricing and cost structures, operation methods and any other information not available to the public, without Company's prior written consent.

                  13. NON-COMPETITION. Dr. Mollica shall not, during the course of his employment with the Company or for a period of twenty-four (24) months thereafter, directly or indirectly:

                           a.       Be employed by, engaged in or participate in
the ownership, management, operation or control of, or act in any advisory or other capacity for, any Competing Entity which conducts its business within the Territory (as the terms Competing Entity and Territory are hereinafter defined); provided, however, that notwithstanding the foregoing, Dr. Mollica may make solely passive investments in any Competing Entity the common stock of which is "publicly held" and of which Dr. Mollica shall not own or control, directly or indirectly, in the aggregate securities which constitute 5% or more of the voting rights or equity ownership of such Competing Entity;

                           b.       solicit or divert any business or any
customer from the Company or assist any person, firm or corporation in doing so or attempting to do so;

                           c.       cause or seek to cause any person, firm or
corporation to refrain from dealing or doing business with the Company or assist any person, firm or corporation in doing so; or

                           d.       solicit for employment, or advise or
recommend to any other person that they employ or solicit for employment or retention as an employee or consultant, any person who is an employee of, or exclusive consultant to, the Company.

                  The Company's obligation to make payments pursuant to Section 4 above shall terminate in the event that, and at such time as, Dr. Mollica is in breach of his obligation not to compete as set forth in this Section 13. For purposes of this Section, the term "Competing Entity" shall mean any entity which is presently or hereafter engaged in the business of providing to third parties products or services for pre-clinical drug discovery or chemical development which (i) include the outlicensing of small molecule libraries, the undertaking of drug candidate screening, and/or related drug optimization activities, (ii) utilize combinatorial chemistry or high-throughput screening technologies in offering pre-clinical drug discovery services, (iii) engage in the development, marketing or sale of software programs which use molecular simulation or analysis to predict chemical or biological activities, or (iv) engage in the development, marketing or sale of software programs that store, manage or analyze chemical or biological information. The term "Territory" shall mean North America, Europe and Japan. Notwithstanding anything in the above to the contrary, Dr. Mollica may engage in the activities set forth in Section 13(a) hereof with the prior written consent of the Company, which consent shall not be unreasonably withheld. In determining whether a specific activity by Dr. Mollica for a Competing Entity shall be permitted, the Company will consider, among other things, the nature and scope of (i) the duties to be performed by Dr. Mollica, and (ii) the business activities of the Competing Entity at the time of Dr. Mollica's proposed engagement by such entity.

                  Dr. Mollica acknowledges and agrees that the covenants set forth in this Section are reasonable and necessary in all respects for the protection of the Company's legitimate business interests (including without limitation the Company's confidential, proprietary information and trade secrets and client good-will, which represents a significant portion of the Company's net worth and in which the Company has a property interest). Dr. Mollica acknowledges and agrees that, in the event that he breaches any of the covenants set forth in this Section, the Company shall be irreparably harmed and shall not have an adequate remedy at law; and, therefore, in the event of such a breach, the Company shall be entitled to injunctive relief, in addition to (and not exclusive of) any other remedies (including monetary damages) to which the Company may be entitled under law. If any covenant set forth in this Section 13 is deemed invalid or unenforceable for any reason, it is the Parties' intention that such covenants be equitably reformed or modified to the extent necessary (and only to such extent to) render it valid and enforceable in all respects. In the event that the time period and geographic scope referenced above is deemed unreasonable, overbroad, or otherwise invalid, it is the Parties' intention that the enforcing court shall reduce or modify the time period and/or geographic scope to the extent necessary (and only to such extent necessary) to render such covenants reasonable, valid, and enforceable in all respects.

                  14. ARBITRATION. Any and all disputes between the parties (except actions to enforce the provisions of Section 13 of this Agreement), arising under or relating to this Agreement or any other dispute arising between the parties, including claims arising under any employment discrimination laws, shall be adjudicated and resolved exclusively through binding arbitration before the American Arbitration Association pursuant to the American Arbitration Association's then-in-effect National Rules for the Resolution of Employment Disputes (hereafter "Rules"). The initiation and conduct of any arbitration hereunder shall be in accordance with the Rules and each side shall bear its own costs and counsel fees in such arbitration. Any arbitration hereunder shall be conducted in Princeton, New Jersey, and any arbitration award shall be final and binding on the Parties. The arbitrator shall have no authority to depart from, modify, or add to the written terms of this Agreement. The arbitration provisions of this Section shall be interpreted according to, and governed by, the Federal Arbitration Act, 9 U.S.C. Section 1 ET SEQ., and any action pursuant to such Act to enforce any rights hereunder shall be brought exclusively in the United States District Court for the District of New Jersey. The parties consent to the jurisdiction of (and the laying of venue in) such court.

                  15. WAIVER. The waiver by the Company of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by Dr. Mollica of any provision of the Agreement.

                  16. SEVERABILITY. In the event that any section, paragraph or term of this Agreement shall be determined to be invalid or unenforceable by any competent authority or tribunal for any reason, the remainder of this Agreement shall be unaffected thereby and shall remain in full force and effect, and any such section, paragraph, or term shall be deemed modified to the extent to make it enforceable.

                  17. SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the successors and assigns of the Company, and the heirs, executors or personal representatives of Dr. Mollica. This Agreement may not be assigned by Dr. Mollica. This Agreement may be assigned to any successor in interest to the Company and Dr. Mollica hereby consents to such assignment.

                  18. ENTIRE AGREEMENT; AMENDMENTS. This Agreement, including the recitals (which are a part hereof), together with the applicable bylaws and policies of the Company, constitutes the entire Agreement between the parties hereto and there are no other understandings, agreements or representations, expressed or implied. This Agreement may amended only in writing signed by both parties.

                  19. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

                  Dated this 26th day of February, 2001.


                                        PHARMACOPEIA, INC.



                                        By:  /s/ Gary E. Costley
                                           -------------------------------------
                                           Chairman Compensation Committee


                                        /s/ Joseph A. Mollica
                                        ----------------------------------------
                                        Joseph A. Mollica